                                                                     Exhibit 3.3


                           CERTIFICATE OF AMENDMENT OF
                                  THE BYLAWS OF
                               ARDEN REALTY, INC.


                  The undersigned does hereby certify that:

                  1. She is the duly elected Secretary of Arden Realty, Inc., a Maryland corporation (the "Corporation"); and

                  2. By resolutions duly adopted by written consent of the Company's Board of Directors dated July 14, 1998, Section 9 and Section 12(c)(3) of Article II as well as Section 10 of Article III of the Bylaws of the Corporation's Bylaws were amended as follows:

                                   ARTICLE II

                  Section 9. PROXIES. A stockholder may vote the stock owned of record by him, either in person or by proxy executed in writing by the stockholder or by his duly authorized agent. Such proxy shall be filed with the secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

                  Section 12.  NOMINATIONS AND STOCKHOLDER BUSINESS.

                           (c)      GENERAL.

                                    (3) Notwithstanding the foregoing provisions
                  of this Section 12, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12. Nothing in this Section 12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in, nor the right of the Corporation to omit a proposal from, the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                                   ARTICLE III

                  Section 10. VACANCIES. If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder (even if fewer than five directors remain). Any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled at any regular meeting or at any special meeting called for that purpose by a majority vote of the remaining directors, although such majority may be less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors. Any individual so elected as director shall serve until the next annual meeting of stockholders and until his successor is elected and qualifies. Any individual elected as a director by stockholders shall serve for the balance of the term to which he is elected and qualifies.

                  IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 14th day of July, 1998.


                                   By: /s/ DIANA M. LAING
                                       ------------------
                                   Diana M. Laing, Secretary




                                       2